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                              READ-RITE CORPORATION
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                          APPLIED MAGNETICS CORPORATION
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


FOR IMMEDIATE RELEASE
---------------------

Contacts:
---------

Media                                     Investors and Analysts
-----                                     ----------------------
Robinson Lerer & Montgomery:              MacKenzie Partners, Inc:
David Allan                               Lawrence E. Dennedy
212-484-7781                              212-929-5239
Michael Bulger
212-484-7413

               APPLIED MAGNETICS SUMMARIZES ITS TECHNOLOGY POSITION

                    Company Corrects Record For Shareholders
                    ----------------------------------------


Goleta, CA, March 11, 1997 - Applied Magnetics Corporation (NYSE: APM) today said that it is mailing a letter to its shareholders summarizing the Company's overall rationale for a proposed business combination with Read-Rite (NASDAQ:RDRT) and correcting misinformation in the market regarding its technology position.

In the letter to Applied Magnetics' shareholders Chief Executive Officer Craig
D. Crisman says, "We already have MR technology that is as good as Read-Rite's. The key concept here is capacity. That's what this transaction is about."

In the section entitled "Thin Film is Alive and Well", Mr. Crisman details advances by the Company in extending the capabilities of advanced thin film inductive heads. This section also cites written comments from a presentation given last week by Read-Rite which contradict other very recent public statements Read-Rite has made regarding the transition from existing to newer technologies in the global disk head market. The presentation was made at the IDEMA (International Disk Drive Equipment and Materials Association) Asia Pacific Storage Conference on March 5-6, 1997. APM today filed the complete text of this presentation with the Securities and Exchange Commission, as part of the public materials supporting its proposed business combination with Read-Rite. Later, under the heading "History Often Repeats Itself", Mr. Crisman discusses lessons learned from premature exits from profitable disk head technologies.

The full text of the letter follows:

March 11, 1997

Dear Shareholder:

A lot has been written and said about Applied Magnetics since we announced a proposed combination with Read-Rite on Monday, February 24, 1997. I am writing to you personally to let you know where we stand:

TALKS OVER NINE MONTHS

Applied Magnetics and its advisors met in person or talked by telephone with Read-Rite about various combinations of the two companies no fewer than five times beginning in May 1996. I believe I raised every possible business combination during those meetings. While it was never my original intention for this proposed transaction to turn unfriendly, I felt a fiduciary responsibility to put the combination of Read-Rite and Applied Magnetics directly before shareholders for the simple reason that this combination makes so much sense from almost every point of view, including shareholder value, production capacity, cost-savings and competitiveness.

IT'S NOT ABOUT MR TECHNOLOGY

Reports in the media and comments by some analysts have portrayed our interest in Read-Rite as revolving around acquiring their magnetoresistive (MR) technology. We already have MR technology that is as good as Read-Rite's. Furthermore, we fully expect to be able to continue providing our customers with the MR heads they need, when they need them.

The key concept here is capacity. We are interested in marrying our thin film technology with Read-Rite's capacity. That's what this transaction is about. Together, we would produce more heads and meet customer demand faster, which is a challenge for every company in the disk head industry.

THIN FILM INDUCTIVE TECHNOLOGY IS ALIVE AND WELL

Our major customers enthusiastically embrace our lower cost, high performance advanced thin film inductive heads and they plan to continue buying and using them well into 1998. In fact, we are currently shipping production volumes of advanced thin film inductive heads with capacity per disk performance that is equal to or greater than virtually all of Read-Rite's current MR production.

In a series of meetings with U.S. investors over the past two weeks, Read-Rite has stated that the current high level of demand for thin film inductive product will be short lived. This assertion is a direct contradiction of the position Read-Rite held until the very recent past. We believe their sudden change in direction is related to execution problems and our offer, not market forces.

In fact, we believe Read-Rite has emphasized the switch to MR in large part to deflect attention from its failure to make planar technology extend the effective life of its thin film inductive products. We understand Read-Rite has been reduced to using planar technology prospectively for its tape head business and other development projects, which account for approximately 1% of sales. Yet, Read- Rite's recent road show for U.S. investors reiterated that planar is a "core" technology.

A review of Read-Rite's earnings releases shows the company boasted of its "excellent progress" in planar technology in its third quarter 1996 release. However, the fourth quarter release simply notes the $9 million charge Read-Rite took for planar R&D. The first quarter 1997 release does not mention planar technology at all.

This about-face in strategy is clearly demonstrated by a recent presentation made by Read-Rite at the IDEMA (International Disk Drive Equipment and Materials Association) Asia Pacific Storage Conference on March 5-6, 1997. Read-Rite's written materials distributed at the conference stated that extending inductive recording will ease "integration into the current desk top product line" at a "lower cost than MR (magnetoresistive) heads." The Read-Rite presentation further stated that the "industry historically extends existing technology to [its] limits." Under the heading "Why Extend Inductive Recording?", it concluded that "head suppliers and drive manufacturers [are] not ready for complete conversion to MR."

We agree with this industry analysis and, up until very recently, so did Read-Rite. In fact, we have filed the complete text of their presentation with the Securities and Exchange Commission, as part of the public materials supporting our proposed business combination.

HISTORY OFTEN REPEATS ITSELF

The transition from thin film inductive to MR technology echoes previous technology transitions in the disk head business. Invariably, these transitions have occurred more slowly than the "experts" of the time predicted. The most recent such transition, from ferrite metal-in-gap (MIG) technology to thin film inductive technology, presents a valuable history lesson - and a cautionary tale we learned at our own expense.

Applied Magnetics, which was at one time the undisputed leader in the merchant MIG head market, under prior management decided in the 1992-93 time frame to withdraw from the MIG market in order to concentrate on increasing production of the newer thin film inductive heads. In fiscal 1993-1994, Applied Magnetics suffered a net loss of $96.4 million, in large part because of the decision to leave the profitable "old" technology behind.

Read-Rite, in contrast, acquired Sunward Technologies, a leading producer of MIG heads, in August 1994, and continued to produce MIG heads well into 1996, nearly four years after Applied Magnetics decided to de-emphasize the MIG market. This decision proved to be profitable for Read-Rite, and in fact, MIG heads are still in volume production by other suppliers today.

From the perspective of Applied Magnetics, the best strategic decision is to work with our customers in implementing a gradual change in technology, because the potential profitability of thin film inductive remains large and demand continues to be strong. Read-Rite has little choice but to abandon thin film as an option, because they are a full generation behind in developing advanced thin film inductive products.

THERE IS NO COMPARISON ON PRODUCTIVITY

We have shown the investment community that Applied Magnetics' Plant, Property and Equipment (PP&E) utilization was nearly twice as productive as that of Read-Rite during the last quarter. In response, statements by Read-Rite have suggested that we have not been spending on new capital equipment and, therefore, now have an "aging infrastructure".

In reality, Applied Magnetics' spending on capital equipment was $98 million in fiscal 1996 and is expected to exceed $169 million in fiscal 1997. Included in our PP&E are a state-of-the-art, highly-automated MR wafer fab facility, already undergoing its second expansion, as well as high-throughput slider fabrication facilities and assembly facilities with the flexibility to produce either advanced thin film or MR heads, as needed. In the first quarter of fiscal year 1997, Applied Magnetics generated $122 million of revenue on a PP&E base of $143 million, while Read-Rite generated revenues of $252 million on a PP&E base of $581 million - Read-Rite required quadruple the amount of PP&E to generate only twice the revenue of Applied Magnetics.

The superior productivity of our employees further demonstrates the efficiency and quality of our plants and equipment. With $17,375 per employee versus $12,579 per employee for Read-Rite, Applied Magnetics' employees are nearly 40% more productive (measured in dollars of revenue per employee last quarter) than Read-Rite's.

In the critical area of research and development, investment by the two companies in fiscal year 1996 was nearly identical -- $51 million for Applied Magnetics and $52 million for Read-Rite - even though Read-Rite is approximately three times the size of Applied Magnetics, as measured by total revenue.

Applied Magnetics also operates much more efficiently than Read-Rite, as demonstrated by our respective Selling, General and Administrative expenses (SG&A). Applied Magnetics spent $7 million (1.9% of revenue) on SG&A in fiscal year 1996, compared to $44 million (4.4% of revenue) for Read-Rite.

LEVERAGING OUR STRENGTHS

Applied Magnetics and Read-Rite would together have five wafer fabs (fabrication facilities), two slider fabs and numerous assembly plants for disk heads. In a highly competitive industry where scale is important, these operations are much stronger together than apart.

By eliminating redundant costs at the two companies, we would save $100 million in the first full year. The bottom line effect of these cost savings, plus added production capacity and margin improvements would result in earnings of $7.44 per common share for the combined company in fiscal year 1998, based on Wall Street analyst estimates.

INDUSTRY ANALYSTS AGREE

Indeed, many industry analysts believe a merger of Applied Magnetics and Read-Rite is the right thing to do. I should add that none of these analysts has any relationship to the Company and all of these comments were made to the media on an unsolicited basis:

          "There's some real know-how inside Applied Magnetics that fits well with the excess capacity at Read-Rite." -- John Dean, Salomon Brothers,
          LOS ANGELES TIMES, February 25, 1997

          "An acquisition makes a lot of sense. Applied Magnetics has proven it knows how to make advanced disk-drive heads. Read-Rite has had problems perfecting yields and runs a less efficient operation." -- Ted Flomenhaft, L. Flomenhaft & Co., SAN JOSE MERCURY NEWS, February 25, 1997

          "Read-Rite just can't seem to solve its manufacturing process problems. Applied Magnetics would help it do that, and right now a lot of disk-drive companies need more heads than they can get." -- Dennis Waid, Peripheral Research Corp., SAN JOSE MERCURY NEWS, February 25, 1997


APPLIED MAGNETICS IS DOING GREAT

This proposed combination makes good sense for a number of reasons. However, Applied Magnetics will remain a vibrant, growing and profitable stand-alone company if the transaction does not occur. We have grown in absolute dollars and in market share over the past two years, and our balance sheet is strong. We will continue to add capacity and to develop advanced technology as the market demands. Our superior financial performance has created substantial shareholder value since our share price reached a low of $2.25 in December, 1994. And while no one can guarantee future financial performance, Wall Street analysts estimate that Applied Magnetics, as a stand-alone company, will earn $6.22 per share in fiscal year 1998.

Finally, let me provide an important assurance to all shareholders. The Applied Magnetics Board of Directors will only continue to pursue this transaction in a manner that is not dilutive to the interests of Applied Magnetics.

I hope this letter has given you a better understanding of our position. We're moving ahead with our offer in a manner that protects the interests of our shareholders, and I thank you in advance for your continued support.

Best regards,


Craig D. Crisman
Chief Executive Officer


Applied Magnetics Corporation (APM) is a leading independent supplier of magnetic recording disk heads and head stack assemblies for rigid disk drives, the predominant high-capacity data storage device used in computers. APM supplies thin film and magnetoresistive (MR) products in one of the world's most competitive, high-technology businesses. The Company commits substantial resources to technology and product development to meet continuous demands for higher performance disk heads.

                                      * * *

This news release is neither an offer to exchange nor a solicitation of an offer to exchange shares of common stock of Read-Rite Corporation ("Read-Rite"). This document contains certain forward looking statements with respect to the financial condition, results of operations and business of Applied Magnetics and, assuming the consummation of the proposed business combination, a combined Applied Magnetics/Read-Rite corporation. In addition, the ability of Applied Magnetics to realize increases in operating income resulting from potential cost savings is also subject to the following uncertainties, among others: (a) the ability to integrate the Applied Magnetics and Read-Rite management and R&D and operations functions on a timely basis; and (b) the ability to eliminate duplicative functions while maintaining acceptable performance levels. Further information on other factors which could affect the financial results of the combined company after the proposed business combination and the conditions of the proposed offer is included in filings by Applied Magnetics with the Securities and Exchange Commission (the "Commission"), including a registration statement on Form S-4 filed with the Commission on February 24, 1997, and the Commission filings incorporated by reference therein.

Applied Magnetics and certain other persons named below may solicit proxies or consents to (i) remove all six of the present members of the Board of Directors of Read-Rite (the "Read-Rite Board") and any person or persons elected or designated by any of such directors to fill any vacancy or newly created directorship; (ii) amend Section 3.2 of Article III of Read-Rite's By-laws
(the "Read-Rite By-laws") to fix the number of directors of Read-Rite at two;
(iii) elect two nominees of Applied Magnetics as directors of Read-Rite; and
(iv) repeal each provision of the Read-Rite By-laws or amendments thereto adopted subsequent to December 20, 1996 and prior to the effectiveness of any of the foregoing proposals. The participants in this solicitation may include Applied Magnetics; the directors of Applied Magnetics (Craig D. Crisman,
Harold R. Frank, Herbert M. Dwight, Jr., Dr. R.C. Mercure, Jr. and Jerry E. Goldress); the following executive officers or employees of Applied Magnetics (Peter Altavilla, Paul Frank and Steve Beal).

As of the date of this communication, Applied Magnetics is the owner of 200 shares of Read-Rite Common Stock ("Shares"). Other than as set forth herein, as of the date of the communication, neither Applied Magnetics nor any of its directors, executive officers or other representatives or employees of Applied Magnetics, or other persons known to Applied Magnetics, who may solicit proxies or consents has any securities holdings in Read-Rite. Applied Magnetics disclaims beneficial ownership of any securities of Read-Rite held by any pension plan or other employee benefit plan of Applied Magnetics or by any affiliate of Applied Magnetics. Applied Magnetics further disclaims beneficial ownership of any securities of Read-Rite held by Applied Magnetics or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

Applied Magnetics has retained Gleacher NatWest, Inc. ("Gleacher NatWest") and Montgomery Securities as its financial advisors in connection with the proposed transaction with Read-Rite. Although Gleacher NatWest and Montgomery Securities do not admit that they or any of their directors, officers, employees of affiliates are a "participant", as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning Gleacher NatWest or Montgomery Securities, Gleacher NatWest and Montgomery Securities may assist Applied Magnetics in this solicitation. Gleacher NatWest and Montgomery Securities engage in a full range of investment banking services. As of the most recent practicable date prior to the date hereof as such information was available, neither Gleacher NatWest nor Montgomery Securities held any Shares. At the close of business on February 27, 1997, Montgomery Securities had a short position of 12,900 Shares. Each of Gleacher NatWest and Montgomery Securities disclaims beneficial ownership of any Shares held by such firm or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business. The following employees of Gleacher NatWest may assist Applied Magnetics in the above mentioned solicitation: Charles Phillips, John Huwiler and David Kerko. The following employees of Montgomery Securities may assist Applied Magnetics in this solicitation: Paul Fox, Peter Stoneberg, Harry Plant, David Locala and David DeRuff.

Except as disclosed above, to the knowledge of Applied Magnetics, none of Applied Magnetics, the directors or executive officers of Applied Magnetics, the employees or other representatives of Applied Magnetics has any interest, direct or indirect, by securities holding or otherwise, in Read-Rite.
                                      # # #




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